Exhibit 99.1

IMPORTANT NOTICE CONCERNING LIMITATIONS ON

TRADING IN MALVERN BANCORP, INC. EQUITY SECURITIES

To:      Executive Officers and Directors of Malvern Bancorp, Inc. (the “Company”)

From:  Joseph D. Gangemi, Senior Vice President and Chief Financial Officer

Date:   October 2, 2015

Re:      Blackout Period Notice

1.	As you may know, a “blackout period” will be imposed under the Malvern Federal Savings Bank Employee Saving & Profit Sharing Plan (the “401(k) Plan”). This blackout period, described in more detail below, is due to the pending change of investment options and in the recordkeeper/administrator for the 401(k) Plan. Under the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR, the executive officers and directors of the Company will generally be prohibited from engaging in transactions involving Company equity securities (including options and other derivatives based on Company stock) during this blackout period.

2.	As a result of the changes in investment options and in the recordkeeper/administrator for the 401(k) Plan, during the blackout period participants in the 401(k) Plan will be temporarily unable to (1) make exchanges into or out of the Company Stock Fund under the 401(k) Plan, (2) take distributions of money invested in the Company Stock Fund, or (3) direct or diversify assets held in their 401(k) Plan accounts.

3.	The blackout period for the 401(k) Plan is expected to begin on November1, 2015, and end during the third week of November, 2015, provided, however, that the blackout period may be extended due to events that are beyond the control of the Company. We will notify you of any changes that affect the dates of the blackout period. In addition, you can confirm the status of the blackout period by contacting Joseph D. Gangemi, Senior Vice President and Chief Financial Officer, Malvern Bancorp, Inc., 42 E. Lancaster Avenue, Paoli, Pennsylvania 19301 or by calling (610) 644-9400.

4.

Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of the Company that you acquired in connection with your service as an executive officer or director.  “Equity securities” are defined broadly to include options and other derivatives.  Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

5.	The prohibition covers securities acquired “in connection with service as a director or executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock options, or a restricted stock grants or shares under any retirement or deferred compensation plan), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and the company, and as director qualifying shares. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6.	The following are examples of transactions that you may not engage in during the blackout period:

• Buying or selling director’s “qualifying shares” or other shares that must be held to satisfy the Company’s minimum ownership requirements or guidelines for directors or executive officers;

• Exercising stock options granted to you in connection with your service as a director or executive officer;

• Selling Company stock that you acquired by exercising options;

• Selling Company stock that you originally received as a restricted stock grant.

7.	There are certain exemptions, including:

• Non-discretionary transactions in tax-qualified plans;

• Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout);

• Bona fide gifts, bequests and transfers pursuant to domestic relations orders.

8.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe.

We therefore request that you contact Joe Gangemi, Senior Vice President and Chief Financial Officer, Malvern Bancorp, Inc., 42 E. Lancaster Avenue, Paoli, Pennsylvania 19301 or by calling (610) 644-9400 before engaging in any transaction involving Company stock or derivatives based on Company stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.